Exhibit 99.1
NVR, INC. ANNOUNCES FIRST QUARTER RESULTS
April 19, 2018, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its first quarter ended March 31, 2018 of $166,049,000, or $39.34 per diluted share. Net income and diluted earnings per share for the first quarter ended March 31, 2018 increased 61% and 57%, respectively, when compared to 2017 first quarter net income of $102,923,000, or $25.12 per diluted share. Consolidated revenues for the first quarter of 2018 totaled $1,529,414,000, a 20% increase from $1,277,092,000 in the first quarter of 2017.
Net income and diluted earnings per share were favorably impacted by the reduction in the Company's effective tax rate in the first quarter of 2018 to 13.1% from 22.1% in the first quarter of 2017. The reduction in the effective tax rate was primarily due to the following items:

•	The enactment of the Tax Cuts and Jobs Act in December 2017, which lowered the Company's federal statutory tax rate from 35% to 21%, and

•
The retroactive reinstatement of certain expired energy tax credits under the Bipartisan Budget Act of 2018, which resulted in the Company recognizing a tax benefit of approximately $6,200,000 related to homes settled in 2017.

Additionally, the effective tax rate in both the first quarter of 2018 and 2017 was favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $19,567,000 and $19,900,000, respectively.
Homebuilding
New orders in the first quarter of 2018 increased 17% to 5,174 units, when compared to 4,424 units in the first quarter of 2017. The average sales price of new orders in the first quarter of 2018 was $378,200, a decrease of 4% when compared with the first quarter of 2017. The decrease in the average sales price of new orders is primarily attributable to a shift in new orders to lower priced markets and lower priced products. Settlements increased in the first quarter of 2018 to 3,896 units, 20% higher than the first quarter of 2017. The Company’s backlog of homes sold but not settled as of March 31, 2018 increased on a unit basis by 22% to 9,809 units and increased on a dollar basis by 17% to $3,744,523,000 when compared to March 31, 2017.
Homebuilding revenues in the first quarter of 2018 totaled $1,490,093,000, 19% higher than the year earlier period. Gross profit margin in the first quarter of 2018 increased to 18.7%, compared to 17.8% in the first quarter of 2017. Income before tax from the homebuilding segment totaled $168,570,000 in the first quarter of 2018, an increase of 44% when compared to the first quarter of 2017.
Mortgage Banking
Mortgage closed loan production in the first quarter of 2018 totaled $1,009,673,000, an increase of 20% when compared to the first quarter of 2017. Income before tax from the mortgage banking segment totaled $22,428,000 in the first quarter of 2018, an increase of 50% when compared to $14,971,000 in the first quarter of 2017.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-one metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

Homebuilding:
Revenues	$1,490,093	$1,247,587
Other income	1,977	1,102
Cost of sales	(1,211,946)	(1,026,017)
Selling, general and administrative	(105,547)	(99,904)
Operating income	174,577	122,768
Interest expense	(6,007)	(5,578)
Homebuilding income	168,570	117,190

Mortgage Banking:
Mortgage banking fees	39,321	29,505
Interest income	2,093	1,661
Other income	524	309
General and administrative	(19,235)	(16,246)
Interest expense	(275)	(258)
Mortgage banking income	22,428	14,971

Income before taxes	190,998	132,161
Income tax expense	(24,949)	(29,238)

Net income	$166,049	$102,923

Basic earnings per share	$45.19	$27.78

Diluted earnings per share	$39.34	$25.12

Basic weighted average shares outstanding	3,675	3,705

Diluted weighted average shares outstanding	4,220	4,097

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Homebuilding:
Cash and cash equivalents	$414,763	$645,087
Restricted cash	20,767	19,438
Receivables	22,374	20,026
Inventory:
Lots and housing units, covered under sales agreements with customers	1,170,604	1,046,094
Unsold lots and housing units	124,312	148,620
Land under development	33,078	34,212
Building materials and other	16,398	17,273
	1,344,392	1,246,199

Contract land deposits, net	361,891	370,429
Property, plant and equipment, net	41,326	43,191
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	204,329	198,930
	2,451,422	2,584,880
Mortgage Banking:
Cash and cash equivalents	10,803	21,707
Restricted cash	3,230	2,256
Mortgage loans held for sale, net	344,023	352,489
Property and equipment, net	6,237	6,327
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	23,003	14,273
	394,643	404,399
Total assets	$2,846,065	$2,989,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$265,155	$261,973
Accrued expenses and other liabilities	314,897	341,891
Customer deposits	167,486	150,033
Senior notes	597,220	597,066
	1,344,758	1,350,963
Mortgage Banking:
Accounts payable and other liabilities	34,499	32,824
	34,499	32,824
Total liabilities	1,379,257	1,383,787

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both March 31, 2018 and December 31, 2017	206	206
Additional paid-in capital	1,678,100	1,644,197
Deferred compensation trust – 108,642 and 108,640 shares of NVR, Inc. common stock as of March 31, 2018 and December 31, 2017, respectively	(17,389)	(17,383)
Deferred compensation liability	17,389	17,383
Retained earnings	6,400,185	6,231,940
Less treasury stock at cost – 16,936,586 and 16,864,324 shares as of March 31, 2018 and December 31, 2017, respectively	(6,611,683)	(6,270,851)
Total shareholders' equity	1,466,808	1,605,492
Total liabilities and shareholders' equity	$2,846,065	$2,989,279

NVR, Inc.
Operating Activity
(dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Homebuilding data:
New orders (units)
Mid Atlantic (1)	2,503	2,125
North East (2)	371	359
Mid East (3)	1,296	1,134
South East (4)	1,004	806
Total	5,174	4,424

Average new order price	$378.2	$392.6

Settlements (units)
Mid Atlantic (1)	1,926	1,658
North East (2)	301	268
Mid East (3)	879	725
South East (4)	790	605
Total	3,896	3,256

Average settlement price	$382.4	$383.1

Backlog (units)
Mid Atlantic (1)	4,801	4,008
North East (2)	752	699
Mid East (3)	2,315	1,908
South East (4)	1,941	1,437
Total	9,809	8,052

Average backlog price	$381.7	$396.6

New order cancellation rate	14%	16%
Community count (average)	485	486
Lots controlled at end of period	91,300	79,100

Mortgage banking data:
Loan closings	$1,009,673	$843,341
Capture rate	86%	86%

Common stock information:
Shares outstanding at end of period	3,618,744	3,735,638
Number of shares repurchased	116,268	50,922
Aggregate cost of shares repurchased	$357,242	$85,547

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com